Exhibit (a)(1)(I)(ii)

Exhibit (a)(1)(I)(ii)

Tender Offer Employee Presentation

Stig Gruman

Vice President, Advanced Systems

Autodesk

Discounted Stock Options

Exercised stock options

• No action required

Discounted unexercised stock options

• Today’s topic – Autodesk Tender Offer

© 2006 Autodesk

June 5, 2007

Welcome

Autodesk Tender Offer Employee Presentation

Presenter: Barbara Worndl

Agenda

• Introduction

• The Issue

• The Solution

• What you need to do

• Questions and answers

INTRODUCTION

• Autodesk has invited Aird & Berlis LLP to provide general and tax information related to the Tender Offer to help you through the process

• Autodesk cannot provide this information itself

– Violation of company policy regarding provision of tax advice

– Violation of Tender Offer rules

THE ISSUE

Issue

• Some Options were issued with a Discounted Exercise Price

• A Discounted Exercise Price means the price you have to pay to exercise the Option is less than the market price of the underlying stock on the date of grant of the Option

Example

Market price	$9.00
Exercise price	$8.00
Discount	$1.00

Why Discounted Options are a Problem

• Employees who hold Discounted Options risk losing favourable tax treatment

How Options Are Taxed

• Employees not taxed when Options granted or when they vest

• Employees taxed when they exercise Options

• Taxable Benefit = fair market value of shares on date of exercise – Exercise Price

Favourable Tax Consequences

• Deduction of 50% of Taxable Benefit in computing federal and provincial (except Quebec) income tax available in certain circumstances

• Deduction for Quebec income tax purposes is 25% not 50%

• 50% federal + 25% Quebec deduction not available for Options issued at Discounted Exercise Price

THE SOLUTION

The Tender Offer

• Increase the Exercise Price of the Discounted Options so the Options have a Market Value Exercise Price, equal to Market Value on date Option was granted

• Make a Cash Payment to you

The Tender Offer

• Applies to all unexercised Discounted Options

• Whether vested or not vested

• All other terms of the Discounted Options remain unchanged

• Autodesk will tell you which Options you hold are affected

• Must be an employee at close of Tender Offer in order to participate

Increase in Exercise Price

• The Exercise Price of all Discounted Options will be increased to Market Value as at the date the Option was granted

• Employees who hold Discounted Options granted at different times will have the Exercise Price of the various Discounted Options increased accordingly

Cash Payment

• To recognize that there will be an increase in the Exercise Price

• Equal to 150% of the difference between the Revised Exercise Price and the Original Exercise Price times the number of Discounted Options held

• Applies to vested and unvested Options - does not matter whether the Option is ever exercised

• Cash Payment includes “gross-up” since Cash Payment is taxable as ordinary income - at a rate exceeding the tax rate on Options with a Market Value Exercise Price

Autodesk Proposes a Solution

Original Exercise Price	$8.00
Revised Exercise Price	$9.00
Difference	$1.00
Cash payment (150% x $ 1.00)	$1.50
Number of Discounted Options	1000
Total Cash Payment	$1,500.00

If You Elect to Participate in the Tender Offer

• You will receive a Cash Payment on completion of Tender Offer, which is taxable as employment income

• You will be eligible for 50% federal Deduction and 25% Quebec Deduction, if applicable, when Option exercised

If You Do Not Elect to Participate

• No Cash Payment

• Risk being subject to additional tax when you exercise your Options because you will not be eligible for 50% federal or 25% Quebec Deduction

• No reimbursement by Autodesk for the additional tax you will pay when you exercise a Discounted Option

Example

• A Discounted Option to purchase 1,000 shares was granted on September 1, 2004

• Exercise Price - $8.00/share

• Market value at the date of grant - $9.00/share

• Option vests on September 1, 2007

• Option is exercised on the same date

• Sale price of the shares on September 1, 2007

-$ 41.00/share

Quebec Resident

	Accept	Fail to Accept
Stock option benefit	$32,000	$33,000
Deduction: Federal	($16,000)	—
Deduction: Quebec	($8,000)
Taxable stock option benefit:		33,000
Federal	$16,000
Quebec	$24,000
Cash payment	1,5001	—
Gross proceeds	33,500	33,000
Tax2	(10,320)3	(15,840)
Net proceeds after tax	$23,180	$17,160
DIFFERENCE	$6,020

1.($9/share - $8 share) x 1000 shares x 150%

2. Assumes a 48% total tax rate, comprised of 24% federal rate plus 24% Quebec rate

3. Option benefit entitled to 50% federal deduction and 25% Quebec deduction

WHAT YOU NEED TO

DO

The Tender Offer

• The Tender Offer is Autodesk’s offer to amend your Discounted Options and to make the Cash Payment to you

• Autodesk cannot unilaterally amend your Discounted Options; you must make the choice to accept the Tender Offer

• If you do nothing, you will be deemed to reject the Tender Offer

• You must be an employee on last day of Tender Offer to participate

The Tender Offer: Advantages

• Preserves ability to claim more favourable tax treatment

• Receive a Cash Payment equal to the difference between the Original Exercise Price and Revised Exercise Price plus a gross-up amount of 150% multiplied by the number of Options held (both vested and unvested)

The Tender Offer: Possible Disadvantages

• Must own all your Discounted Options at close of Tender Offer – you cannot exercise even one Discounted Option until Tender Offer closes

• Risk that amending Discounted Options will not result in favourable tax treatment and/or will result in a taxable disposition to you

• While there is no statutory authority - there is case law to support the position that repricing should result in favourable treatment and does not result in a disposition to you

Details of the Tender Offer

• Log on to the Tender Offer website at http://zelda.autodesk.com

• An Addendum that outlines your personal situation is available on the website

• Additional information is available on the website

Details of the Tender Offer

• On the website you may:

– Accept the offer to amend your Discounted Options

– Review the terms of the Tender Offer

– Review frequently asked questions and answers

– Contact Aird & Berlis LLP with general tax questions

– Contact Autodesk with specific questions about your Options

Details of the Tender Offer

• If you wish to participate in the Tender Offer so as to amend your Discounted Options and preserve ability to claim more favourable tax treatment

• You must accept the offer by 9:00 PM Pacific Time (midnight Eastern Time) on June 29, 2007

Details of the Tender Offer

• This is a hard and fast deadline so you must act before that time

• You can look at your E-Trade Account and see which of your Options are affected – Discounted Options are marked with an “S” code

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ADSK 43.27 +0.93 DJIA 13,326.22 +111.09 Nasdaq 2,562.22 +28.48 S&P500 1,505.85 +14.38

Action		Grant Date	Number	Type	Status	Price	Granted	Exercisable	Pending	Estimated Market Value
Trade	Calculator	08/11/2003	S040181	Nonqual	Accepted	$7.445	800	264	0	$9,457.80
Trade	Calculator	02/09/2004	042788	Nonqual	Accepted	$13.405	1,500	494	0	$14,753.31
Trade	Calculator	05/14/2004	044420	Nonqual	Accepted	$17.365	1,350	444	0	$11,501.82
						Totals	3,650	1,202	0	$35,712.93

QUESTIONS & ANSWERS

Questions & Answers

• Ask general questions on tax issues and the Tender Offer

– At today’s meeting

– Immediately following today’s meeting

– By e-mail on the Tender Offer website

• If you still have questions, we recommend that you discuss your personal tax situation with a financial, legal or tax advisor

Ontario Resident

	Accept	Fail to Accept
Stock option benefit	$32,000	$33,000
50% deduction	(16,000)	—
Taxable stock option benefit	$16,000	$33,000
Cash payment	$1,5001	—
Gross proceeds	$33,500	$33,000
Tax2	($8,050)3	($15,180)
Net proceeds after tax	$25,450	$17,820
DIFFERENCE	$7,630

1.($9/share - $8/share) x 1000 shares x 150%

2. Assumes a 46% tax rate

3. Option benefit entitled to 50% deduction

GLOSSARY

Glossary

• Cash Payment—payment to be made to you on acceptance of Tender Offer in recognition of the increased Exercise Price after amendment of your Options. This payment includes a “gross-up” amount. The cash payment is 150% of the difference between the Revised Exercise Price and the Original Exercise Price x # Options held

• Deduction—the amount that may be deducted from the Taxable Benefit in calculating your tax liability in respect of an Option with a Market Value Exercise Price. The Deduction is 50% of the taxable benefit federally and in all provinces other than Quebec where the Deduction is 25%

• Discounted Exercise Price – Exercise Price of the Option is less than the market price of Autodesk common stock on the date the Option was granted

Glossary

• Discounted Option – an Option which has an Exercise Price less than a Market Value Exercise Price

• Exercise Price – amount you have to pay to exercise an Option

• Market Value Exercise Price – an Exercise Price equal to the market price of the Autodesk common stock on the date an Option was granted

• Revised Exercise Price—Exercise Price at which amended Options may be exercised to purchase Autodesk common stock; the Revised Exercise Price will be equal to the Market Value Exercise Price

Glossary

• Option—an option to purchase shares of Autodesk common stock

• Original Exercise Price—Exercise Price in your original Option grant

• Taxable Benefit – an amount equal to the difference between the market value of a share of Autodesk common stock on the date an Option is exercised and the Exercise Price

• Tender Offer—Autodesk’s offer to amend Options with a Discounted Exercise Price to reflect the Revised Exercise Price and provide the Cash Payment

• These materials have been prepared by Aird & Berlis LLP for general informational purposes only and are not legal advice. Transmission of the information is not intended to create, and receipt does not constitute, a solicitor-client relationship. Anyone viewing this presentation should not act upon this information without considering whether to consult a financial or legal advisor.

The End

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